ARMOUR RESIDENTIAL REIT, INC.
ANNOUNCES EXPECTED INCREASED COMMON STOCK DIVIDENDS IN
Q3 2015; REVERSE STOCK SPLIT

VERO BEACH, Fla. – June 18, 2015 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) today announced that it expects to increase common stock dividends in Q3 2015 and that its Board of Directors has approved a reverse stock split of ARMOUR's outstanding shares of common stock at a ratio of one-for-eight.
One-for-Eight Reverse Stock Split
The reverse stock split is scheduled to take effect at about 5:00 p.m. Eastern Time on July 31, 2015 (the “Effective Time”). At the Effective Time, every eight issued and outstanding shares of common stock of the Company will be converted into one share of common stock of the Company. In addition, at the Effective Time, the number of authorized shares of common stock will also be reduced on a one-for-eight basis. The par value of each share of common stock will remain unchanged. Trading in ARMOUR's common stock on a split adjusted basis is expected to begin at the market open on August 3, 2015. ARMOUR's common stock will continue trading on the NYSE under the symbol “ARR” but will be assigned a new CUSIP number. The Company believes that existing stockholders will benefit from the ability to attract a broader range of investors as a result of the reverse stock split and a higher per share stock price. In this regard, the Company notes that the average book value of ARMOUR's common stock over the last five trading sessions was approximately $4.00 per share, which is approximately 28% above last night’s closing price of $2.87.
As a result of the reverse stock split, the number of outstanding shares of ARMOUR’s common stock will be reduced from approximately 350,000,000 to approximately 43,750,000. Concurrently, the authorized number of shares of common stock will be reduced from 1,000,000,000 to 125,000,000.
No fractional shares will be issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares will be entitled to receive, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of ARMOUR’s common stock on the NYSE for the three consecutive trading days ending on July 31, 2015. The reverse stock split will apply to all of ARMOUR’s authorized and outstanding shares of common stock as of the Effective Time. Stockholders of record will be receiving information from Continental Stock Transfer & Trust Company, ARMOUR’s transfer agent, regarding their stock ownership following the reverse stock split and cash in lieu of fractional share payments, if applicable. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action in connection with the reverse stock split.
Q3 2015 Common Stock Dividends
The Board of Directors of ARMOUR today announced the Company's expected third quarter 2015 cash dividend rates per common share as set forth below.

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ARMOUR Residential REIT, Inc. Announces Expected Increased Common Stock Dividends in Q3 2015; Reverse Stock Split

June 18, 2015

Month	Dividend	Holder of Record Date	Payment Date
July 2015	$0.04	July 15, 2015	July 27, 2015
August 2015	$0.33	August 17, 2015	August 27, 2015
September 2015	$0.33	September 15, 2015	September 28, 2015
The expected July 2015 dividend rate of $0.04 per common share, which is the same as the Q2 2015 dividend rate, does not reflect the effect of the reverse stock split and would be equivalent to $0.32 per common share on a basis reflecting the one-for-eight reverse stock split. After the completion of the reverse stock split on July 31, 2015, ARMOUR’s August 2015 and September 2015 dividend rates are expected to be set at $0.33 per share. As a result, the aggregate dividends per common share that ARMOUR expects to pay in Q3 2015 is an increase over the aggregate dividends per common share that the Company paid in Q2 2015.
About ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises, or guaranteed by the Government National Mortgage Association. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

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ARMOUR Residential REIT, Inc. Announces Expected Increased Common Stock Dividends in Q3 2015; Reverse Stock Split

June 18, 2015

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website at http://www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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